EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces Second Quarter 2010 Financial Results
PLANO, Texas — July 22, 2010 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its second quarter ended June 30, 2010.
Revenues for the second quarter of 2010 were $3.9 million compared to $8.1 million for the second quarter of 2009. Revenues in the quarter were primarily driven by broadband telecom revenues, which decreased to $3.2 million in the second quarter of 2010 compared to $7.2 million for the second quarter of 2009. Professional Services revenues decreased to $117,000 compared to $257,000 on a year to year basis. Gross margin for the second quarter of 2010 was 46% compared to 55% for the second quarter of 2009. The decrease in gross margin percentage was primarily due to decreased utilization of our manufacturing facility and shift in our product mix toward lower margin products. The company reported a second quarter 2010 net loss of $2.2 million, or ($0.32) per share compared to a net income of $74,000, or $0.01 per fully diluted share in the second quarter of 2009.
“Although the extremely trying times in the telecommunications industry have resulted in a disappointing first half of 2010, I am pleased that our diversification efforts launched earlier this year are starting to take shape,” said Gregory B. Kalush, CEO and President of Interphase. “Our backlog in engineering design services has grown throughout the first half coupled with our entrance into the contract manufacturing market and our recent new product introductions have been well received by the market. Our balance sheet strength will continue to allow us to diversify our portfolio of products to additional markets and support our growth initiatives.”
For the first six months of 2010, revenues decreased to $7.6 million, compared to $16.5 million for the first six months of 2009. Gross margin decreased to 48% for the six months ended June 30, 2010, compared to 57% for the same period in 2009. The company reported a net loss of $4.6 million, or ($0.67) per share for the first six months of 2010 compared to a net income for the first six months of 2009 of $781,000, or $0.11 per fully diluted share. The company’s balance sheet continues to be strong with a working capital position of $17.1 million, including cash and marketable securities of $14.0 million on June 30, 2010.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the Communications, Aerospace-Defense, and Enterprise markets. Founded in 1974, Interphase provides expert Engineering Design and Contract Manufacturing Services, in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2010	2009	2010	2009
Revenues	$3,858	$8,120	$7,617	$16,541
Gross margin	1,781	4,456	3,640	9,473
Research and development	1,818	1,930	3,911	3,955
Sales and marketing	1,271	1,625	2,531	3,099
General and administrative	954	1,097	1,958	2,285
Restructuring charge	—	—	—	—

Total operating expenses	4,043	4,652	8,400	9,339
(Loss) income from operations	(2,262)	(196)	(4,760)	134
(Loss) income before income tax	(2,222)	(121)	(4,752)	306
Net (loss) income	(2,211)	74	(4,574)	781
Net (loss) income per diluted share	$(0.32)	$0.01	$(0.67)	$0.11
Weighted average common and dilutive shares	6,832	6,926	6,851	6,834
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun. 30, 2010	Dec. 31, 2009
Cash and marketable securities	$13,979	$17,839
Accounts receivable, net	3,600	5,106
Inventories	1,750	1,699
Net property, plant and equipment	550	692
Total assets	22,777	28,647
Total liabilities	7,997	9,385
Total shareholders’ equity	$14,780	$19,262
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